                                                            EXHIBIT NO. 23.02




                          INDEPENDENT AUDITORS' CONSENT


To the Partners of
Quadriga Superfund, L.P. - Series A and B:



We consent to the use of our report dated March 7, 2003, with respect to the financial statements of Quadriga Superfund, L.P. - Series A and B as of December 31, 2002 and for the period from November 5, 2002 (commencement of operations) through December 31, 2002 and our report dated March 7, 2003, with respect to the financial statements of Quadriga Capital Management, Inc. as of and for the year ended December 31, 2002, each of which is included in the Post-Effective Amendment No. 4 to the Registration Statement dated July 1, 2003 on Form S-1 of the Quadriga Superfund, L.P. - Series A and B.


/s/

KPMG LLP



New York, New York
July 8, 2003